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                                  Pfizer, Inc.
             -----------------------------------------------------
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                              Pharmacia Corporation
             -----------------------------------------------------
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For Immediate Release                                  Contact: Andy McCormick
July 15, 2002                                                   Pfizer Inc
                                                                212-573-1226

                                                                Paul Fitzhenry
                                                                Pharmacia Corp.
                                                                908-901-8770


        PFIZER TO ACQUIRE PHARMACIA CORPORATION FOR $60 BILLION IN STOCK,
          STRATEGICALLY POSITIONING COMPANY FOR LONG-TERM LEADERSHIP IN
                    RAPIDLY CHANGING PHARMACEUTICAL INDUSTRY
                                       ---
            FAST-GROWING COMPANIES HAVE PARTNERED SINCE 1998 TO MAKE
              ARTHRITIS MEDICINE CELEBREX THE MOST SUCCESSFUL NEW
        PHARMACEUTICAL LAUNCH EVER; COMBINED COMPANY EXPECTED TO HAVE AS
        MANY AS 12 PRODUCTS WITH ANNUAL REVENUES GREATER THAN $1 BILLION
                                       ---
        COMBINED R&D PIPELINE WILL HAVE NEARLY 120 NEW CHEMICAL ENTITIES
        IN DEVELOPMENT AND OVER 80 IN-LINE PRODUCT ENHANCEMENT PROGRAMS;
           PFIZER THERAPEUTIC PORTFOLIO TO BE ENHANCED BY PHARMACIA'S
              STRENGTH IN ONCOLOGY, OPHTHALMOLOGY AND ENDOCRINOLOGY
                                       ---
           TRANSACTION EXPECTED TO BE NON-DILUTIVE TO ADJUSTED DILUTED
         EARNINGS PER SHARE IN 2003 AND ACCRETIVE THEREAFTER; PEAK YEAR
                SYNERGIES OF $2.5 BILLION TO BE ACHIEVED BY 2005
                                       ---
        PFIZER TO EXPAND EXISTING SHARE PURCHASE PROGRAM TO $16 BILLION;
                 PHARMACIA TRANSACTION IS MAJOR REDEPLOYMENT OF
                PFIZER ASSETS INTO CORE PHARMACEUTICALS BUSINESS

NEW YORK, N.Y. AND PEAPACK, N.J., JULY 15 -- Pfizer Inc (NYSE:PFE) and Pharmacia Corporation (NYSE: PHA) jointly announced today that they have signed a definitive agreement providing for Pfizer to acquire Pharmacia in a stock-for-stock transaction valued at $60 billion, expanding the company's core strengths in pharmaceuticals and health care.

Pharmacia also announced that its Board of Directors intends to proceed with its previously announced spin-off of its remaining 84% ownership of Monsanto (NYSE:
MON) to its current

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shareholders. After the Monsanto spin-off, Pfizer will exchange 1.4 shares of
Pfizer common stock for each outstanding share of Pharmacia stock in a tax-free transaction valued at $45.08 per Pharmacia share, based on Pfizer's July 12 closing stock price of $32.20. This transaction represents a 44% premium based on the average closing prices of the two stocks over the last 30 days, adjusted for the Monsanto spin-off.

"This is an extraordinary opportunity to combine two of the fastest-growing and most innovative pharmaceutical companies and to position Pfizer for sustained long-term leadership of the global pharmaceutical industry," said Hank McKinnell, chairman and chief executive officer of Pfizer. "By combining with Pharmacia, we are ensuring that our core capabilities in the discovery, development and commercialization of new medicines are strong around the world.

"Our industry is changing rapidly. Remarkable advances in the scientific understanding of the origins of disease will sharply increase drug discovery targets and will create major opportunities for Pfizer. But it is increasingly costly to fund the high-risk and long-term research required to develop pharmaceutical products. At the same time, payers and providers want high value and affordable medicines.

"We intend to meet these challenges head on. Our new company will be positioned to deliver a stream of innovative new products and cost-effective health care solutions. With Pharmacia, we will have the products, pipeline, scale, and financial flexibility to extend our leadership."

"Combining Pfizer with Pharmacia is a strategic opportunity that immediately creates a global pharmaceutical company with unsurpassed resources and capabilities," said Fred Hassan, chairman and chief executive officer of Pharmacia Corporation.

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"Our companies are already highly effective partners as shown by the extraordinary success of the COX-2 products. A strategic combination with the industry leader, Pfizer, will now give us the opportunity to maximize the potential of both our current products and our pipeline.

"We are proud of our Pharmacia people, whose world-class capabilities have enabled us to deliver outstanding performance and value. We are also pleased that our shareholders will receive not only an immediate premium for their shares, but also the opportunity to participate in Pfizer's long-term growth with its truly outstanding product line and exciting pipeline."

Upon closing of the transaction, Mr. Hassan will become Vice Chairman of Pfizer, assisting with integration and corporate strategy, and a member of the Pfizer Board of Directors.

Dr. McKinnell cited other key attributes of the combined company:

     o A product portfolio unequalled in depth and breadth.
       ---------------------------------------------------
       -  The companies' combined product portfolios are highly complementary.
       - By combining with Pharmacia, Pfizer will have the opportunity to support as many as 12 products with annual revenues greater than $1 billion.
       - Category leadership includes key products in cardiovascular, endocrinology, neuroscience, arthritis and inflammation, infectious diseases, urology, ophthalmology and oncology.
       -  The combined portfolio will have a strong patent position.

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     o A stronger pipeline and expanded R&D program.
       --------------------------------------------
       - The combined company will have an R&D pipeline containing nearly 120 new chemical entities in development and over 80 additional projects for product enhancements.
       - The companies' combined R&D budget for 2002 exceeds $7 billion, making it by far the largest privately funded biomedical research organization in the world.
       - With Pharmacia, Pfizer plans to file 20 new drug applications with global regulatory authorities over the next five years.
       - Pfizer's late-stage pipeline will be enhanced by major Pharmacia products that include eplerenone, a new category of treatment for cardiovascular diseases; parecoxib, the first injectable selective COX-2 inhibitor; and CDP-870 for rheumatoid arthritis.

     o Enhanced scale and financial flexibility.
       ----------------------------------------
       - Pfizer and Pharmacia will have combined annual revenues for 2002 of approximately $48 billion, including $39 billion in prescription sales.
       - Already the leading pharmaceutical company in the United States and Canada, Pfizer with Pharmacia will move from fourth to first in Europe; from third to first in Japan; and from fifth to first in Latin America in pharmaceutical sales.
       - Synergies will be phased in, starting at $1.4 billion in 2003 and increasing to $2.2 billion in 2004 and $2.5 billion in 2005.

"By combining Pfizer with Pharmacia, we will have the financial and human resources to bring new product opportunities to the market and to fund them to their full potential. We met or

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exceeded all of our targets in the integration of Warner-Lambert, and we anticipate another successful integration given that our two organizations have worked so successfully on Celebrex and Bextra," Dr. McKinnell said.

                             KEY PRODUCT HIGHLIGHTS
                             ----------------------

Karen Katen, executive vice president of Pfizer and president of Pfizer's global pharmaceutical business, said: "The combination of Pharmacia's portfolio with Pfizer's brand-name franchises represents a superb opportunity to strengthen our relationships with prescribing physicians and continue patient education and outreach focused on helping people live longer and healthier lives. With Pharmacia, we are ensuring that millions of patients around the world will continue to benefit from our skill in developing therapies for cancer, cardiovascular disease, mental health, respiratory and infectious diseases, eye disease, and many other areas of medical need. Our medical mission has never been more important, and as we look ahead with excitement and anticipation, I am especially proud of Pfizer people and their dedication to the needs of patients."

Ms. Katen reviewed the key new products that will be added to Pfizer's portfolio of major products:

     o In 1999, Pfizer and Pharmacia jointly introduced the anti-inflammatory Celebrex, the first-in-class selective COX-2 inhibitor. It was the most successful new product launch ever in the industry. This medicine has become the number one branded treatment for arthritis in the world, and it has been prescribed to more than 35 million patients worldwide. With its recent approval in the U.S. for acute pain and for dysmenorrhea, Celebrex has the most complete

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       range of approved indications among selective COX-2 inhibitors on the market today.
     o Pfizer and Pharmacia sales representatives began promoting a second selective COX-2 inhibitor, Bextra, in April, 2002. Together, Celebrex and Bextra now account for over 23% of new NSAID prescriptions. In addition, launches of Bextra and parecoxib (branded Dynastat in Europe) are in progress in a number of international markets. Pharmacia is currently conducting studies to support the NDA filing for parecoxib in the U.S.
     o Pharmacia's Xalatan (latanoprost ophthalmic solution) lowers eye pressure in patients with open-angle glaucoma not controlled by other medications. This revolutionary treatment for glaucoma is now the leading ophthalmic prescription medicine in the world.
     o Pharmacia's Genotropin, the world's top-selling recombinant growth hormone, is indicated for the treatment of children and adults with growth hormone deficiency.
     o Pharmacia also has world-class oncology products, which include Camptosar for treatment of metastatic colorectal cancer as well as therapies for breast cancer.

Most major Pfizer products are patent protected through this decade. For example, U.S. patents for Lipitor expire in 2010, and for Viagra in 2011. Pharmacia's most significant U.S. patents expire in the next decade (Celebrex in 2013, Bextra in 2015).

                                 R&D HIGHLIGHTS
                                 --------------

Peter B. Corr, Ph.D., senior vice president science and technology for Pfizer, said: "We will sharpen the focus of our R&D efforts to concentrate on compounds that can be differentiated as truly innovative in an increasingly competitive marketplace, deliver our joint late-stage programs to

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registration and build our discovery and exploratory human development programs for the future. The practical impact of combining with Pharmacia is very simple: we will have many more candidates, more financial flexibility and human resources to support them, and the best chance to find the maximum number of innovative medicines. We will also expand our presence into new therapeutic categories, including the addition of strong oncology and ophthalmology products to Pfizer's existing R&D programs in these areas. With our expanded global scientific and medical resources, I am very confident that we will deliver more and more medical breakthroughs to patients who look to us for new treatments and cures for a host of serious diseases."

Pharmacia's pipeline includes treatments for cardiovascular disease, CNS disorders, ophthalmic conditions, infectious diseases, urology, endocrinology, oncology and arthritis/inflammation. Pharmacia has four compounds undergoing regulatory review and five Phase III candidates.

                              FINANCIAL INFORMATION
                              ---------------------

David Shedlarz, executive vice president and chief financial officer of Pfizer, said: "This acquisition underscores our commitment to redeploying our substantial financial resources to fund growth opportunities in our core pharmaceuticals business. Our combination with Pharmacia will greatly strengthen our global pharmaceuticals business and through it we will gain valuable efficiencies and productivity improvements."

Mr. Shedlarz cited the following other factors:

     o Pfizer's shareholders will own approximately 77% of the combined company, and Pharmacia's shareholders will own approximately 23%. The transaction is expected to close by year-end 2002, subject to the approval by shareholders of

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       both companies, necessary governmental and regulatory approvals and other usual and customary closing conditions.
     o Excluding the effects of purchase accounting and merger-related expenses, the transaction is expected to be non-dilutive to Pfizer's 2003 adjusted diluted earnings per share and $0.06 accretive in 2004. (Adjusted earnings is defined in Appendix A.)
     o In a second-quarter earnings report released this morning, Pfizer reaffirmed its guidance of double-digit revenue growth in 2002. The company refined its guidance for 2002 diluted EPS, excluding the cumulative effect of an accounting change, certain significant items and merger-related costs, to $1.58, or 21% growth, which is within the range of earlier guidance. Pharmacia released a statement this morning that expresses comfort with consensus estimates for the second quarter 2002, and reaffirms guidance of $1.52-1.57 EPS for the full year 2002.
     o From 2002 to 2004 on a stand-alone basis, Pfizer expects compounded annual revenue growth of 11%, growth in net income of 14%, and growth in diluted EPS of 16%, excluding the cumulative effect of the change in accounting principle, certain significant items and merger-related costs.
     o On a pro forma basis, the combined entity will have $11.9 billion in adjusted earnings and $47.9 billion in revenues in 2002. It is forecast to have a compounded annual growth from 2002 to 2004 of 10% for revenues and 19% for adjusted earnings. Pro forma revenue of the entity is forecast to increase to $57.8 billion, and adjusted earnings to $16.7 billion ($2.18 per share), by 2004. Adjusted diluted earnings per share of $2.18 in 2004 are $0.06 higher than Pfizer's stand-alone estimate of $2.12. (See Appendix B.)
     o Indicative of the exceptional financial strength of the company, Pfizer said that it would expand its previously

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       announced share repurchase program from $10 billion to $16 billion via open market purchases, as circumstances and prices warrant, as well as accelerate the buyback period with the anticipation of completing it in 2003.

Dr. McKinnell concluded, "This is a major step toward fulfilling our mission of becoming the most valued company to patients, customers, colleagues, investors, business partners, and the communities where we work and live. As a major global pharmaceutical company, we understand the responsibilities of leadership, and we will continue to address affordability and access issues. Our continuing outreach will include innovative policy solutions, as well as expanding public/private partnerships that address global public health issues.

"By joining with Pharmacia, we will remain at the forefront of medical innovation, working on behalf of patients to ensure they receive the benefits of breakthrough medicines."

Pfizer invites investors and the general public to listen, at www.pfizer.com, to a webcast of a conference call with investment analysts at 11:00 a.m. EDT today, 15 July.

Pfizer was advised by Lazard and Bear Stearns & Co. Inc. Pharmacia was advised by Goldman, Sachs & Co.

Cadwalader, Wickersham and Taft provided legal counsel to Pfizer and Sullivan & Cromwell provided legal counsel to Pharmacia.

DISCLOSURE NOTICE: THE INFORMATION CONTAINED IN THIS DOCUMENT IS AS OF JULY 15, 2002. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT AS A RESULT OF NEW INFORMATION OR FUTURE EVENTS OR DEVELOPMENTS.

This document and the attachments contain forward-looking information about the Company's financial results and estimates,

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                                      -10-

business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; ability to meet generic and branded competition after the expiration of the Company's patents; trends toward managed care and health-care cost containment; possible U.S. legislation affecting pharmaceutical pricing and reimbursement or Medicare; exposure to product liability and other types of lawsuits; contingencies related to actual or alleged environmental contamination; the Company's ability to protect its intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to obtain the anticipated results and synergies from our announced proposed acquisition of Pharmacia and the increased uncertainty created by the integration of the two businesses, as well as the timing and success of the announced exploration of strategic options of the Adams, Schick-Wilkinson Sword, and Tetra businesses. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and in its periodic reports on Forms 10-Q and 8-K (if any).

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APPENDIX A. ACCOUNTING INFORMATION - ADJUSTED EARNINGS
            ------------------------------------------

GAAP NET INCOME
---------------


         + Cumulative effect of change in accounting principle1

         + Certain significant items1

         + Effect of purchase price allocations on assets

               o   Write-off of in-process R&D
               o   Amortization of identifiable intangibles
               o   Effect of write-up of assets to fair market value

         + Merger-related costs

               o   Integration expenses
               o   Restructuring charges


         = ADJUSTED EARNINGS
           -----------------




1 See Pfizer Second Quarter Earnings Release.






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APPENDIX B. FINANCIAL INFORMATION
            ---------------------

                                                                   2002-2004
                            2002          2003           2004        CAGR
                            ----          ----           ----        ----
PFIZER
------
Total Revenues              $35.1         $39.0         $42.9        11%
Net Income(1)               $ 9.8         $11.3         $12.7        14%
Diluted EPS(1)              $1.58         $1.84         $2.12        16%


COMBINED ENTITY
---------------
Total Revenues              $47.9(2)(+)   $52.8(2)      $57.8(2)     10%(2)
Adjusted Earnings(3)        $11.9(+)      $14.4         $16.7        19%
Adjusted Diluted EPS(3)     ---           $1.84         $2.18



1 Excludes the cumulative effect of change in accounting principle, certain significant items and merger-related costs.

2 Adjusted to reflect the elimination of the impact of the COX-2 co-promotion agreement.

3 As defined in Appendix A.

+ Pro forma shown for comparison purposes only; closing anticipated by year-end 2002.



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                           FORWARD-LOOKING INFORMATION

Certain statements contained in this document are "forward-looking statements" provided under the "safe harbor" protection of the Private Securities Litigation Reform Act of 1995. These statements are made to enable a better understanding of the Company's business, but because these forward-looking statements are subject to many risks, uncertainties, future developments and changes over time, actual results may differ materially from those expressed or implied by such forward-looking statements. Examples of forward-looking statements are statements about anticipated financial or operating results, financial projections, business prospects, future product performance, future research and development results, anticipated regulatory filings and approvals, and other matters that are not historical facts. Such statements often include words such as: "believes", "expects", "anticipates", "intends", "plans", "estimates", or similar expressions.

These forward-looking statements are based on the information that was currently available to the Company, and the expectations and assumptions that were deemed reasonable by the Company, at the time when the statements were made. The Company does not undertake any obligation to update any forward-looking statements in this Report or in any other communications of the Company, whether as a result of new information, future events, changed assumptions or otherwise, and all such forward-looking statements should be read as of the time when the statements were made, and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

Many factors may cause or contribute to actual results or events being materially different from those expressed or implied by such forward-looking statements. Although it is not possible to predict or identify all such factors, they may include the following: competition for our products; pharmaceutical pricing, price constraints and other restrictions on the marketing of products imposed by governmental agencies or by managed care groups, institutions and other purchasing agencies; product discovery and approval; product recalls or withdrawals; manufacturing quality issues with respect to our products; compliance with Current Good Manufacturing Practices and other applicable regulations and quality assurance guidelines; the company's ability to secure and defend its intellectual property rights; product liability claims, antitrust litigation, environmental concerns, and commercial disputes; social, legal, political and governmental developments; changes in foreign currency exchange rates or in general economic or business conditions including inflation and interest rates; acquisitions, divestitures, mergers, restructurings or strategic initiatives that change the Company's structure; business combinations among the Company's competitors and major customers; changes to accounting standards or GAAP.

Readers are also urged to carefully review and consider the various disclosures in Pharmacia's various SEC filings, including but not limited to Pharmacia's Annual Report on Form 10-K for the year ended December 31, 2001, and Pharmacia's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

This release may be deemed to be solicitation material in respect of Pfizer's proposed merger with Pharmacia. Pfizer will be filing a registration statement on Form S-4, containing a joint proxy statement/prospectus for Pfizer and Pharmacia, and other documents with the Securities and Exchange Commission ("SEC"). INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT CONTAINING THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to receive the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov or from Pharmacia Investor Relations at 100 Route 206 North, Peapack, New Jersey 07977. Pharmacia and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of Pharmacia's directors and executive officers in the proposed merger will be included in the final joint proxy statement/prospectus.